REGISTRATION NO. 33-80677

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               WATERS CORPORATION
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                                 04-3234558
------------------------                                     -------------------
(STATE OF INCORPORATION)                                      (I.R.S. EMPLOYER
                                                             IDENTIFICATION NO.)

                                 34 MAPLE STREET
                        MILFORD, MASSACHUSETTS 01757-3696
                    ----------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                         WATERS EMPLOYEE INVESTMENT PLAN
            (FORMERLY WATERS TECHNOLOGIES EMPLOYEE INVESTMENT PLAN)
            -------------------------------------------------------
                            (FULL TITLE OF THE PLAN)


                                PHILIP S. TAYMOR
                               WATERS CORPORATION
                                 34 MAPLE STREET
                        MILFORD, MASSACHUSETTS 01757-3696
                                  508-478-2000
            ---------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                        COPIES OF ALL COMMUNICATIONS TO:
                              BRUCE B. BARTH, ESQ.
                               ROBINSON & COLE LLP
                               280 TRUMBULL STREET
                        HARTFORD, CONNECTICUT 06103-3597
                             TELEPHONE: 860-275-8200

                             DESCRIPTION OF EXHIBITS
                             -----------------------


   EXHIBIT NO.     DESCRIPTION OF EXHIBITS
   -----------     -----------------------

       4.1 Waters Employee Investment Plan, as amended effective August 19, 1994 (1)

       4.1 Waters Employee Investment Plan, as amended (formerly the Waters Technologies Employee Investment Plan) effective October 1, 1996 (2)

       5.2         Undertaking of Registrant (1)

      23.1         Consent of Coopers & Lybrand L.L.P. (1)

      23.2         Consent of Coopers & Lybrand L.L.P. (1)


(1) Previously filed.
(2) Filed herewith.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the foregoing Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milford, Commonwealth of Massachusetts, on this 15th day of July, 1999.

WATERS CORPORATION


By:  /s/ Philip S. Taymor
     --------------------------
       Philip S. Taymor
       Senior Vice President, Finance and Administration


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 15, 1999.



       Signature                                 Capacity
       ---------                                 --------



/s/ Douglas A. Berthiaume                   Chairman, President, and Chief
---------------------------                 Executive Officer
Douglas A. Berthiaume


/s/ Philip S. Taymor                        Senior Vice President, Finance and
---------------------------                 Administration and Chief Financial
Philip S. Taymor                            Officer

/s/ Joshua Bekenstein                       Director
---------------------------
Joshua Bekenstein


/s/ Dr. Michael J. Berendt                  Director
---------------------------
Dr. Michael J. Berendt


/s/ Philip Caldwell                         Director
---------------------------
Philip Caldwell


/s/ Edward Conard                           Director
---------------------------
Edward Conard


/s/ Dr. Laurie H. Glimcher                  Director
---------------------------
Dr. Laurie H. Glimcher


/s/ William J. Miller                       Director
---------------------------
William J. Miller


/s/ Thomas P. Salice                        Director
---------------------------
Thomas P. Salice

      THE PLAN. Pursuant to the requirement of the Securities Act of 1933, the Plan Administrator for the Plan has caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milford, Commonwealth of Massachusetts, on July 15, 1999.


                                 Waters Employee Investment Plan

                                 By : Employee Benefits Administration Committee


                                      By : /s/ Brian K. Mazar
                                           ----------------------------------
                                           Brian K. Mazar
                                           Secretary

                                  EXHIBIT INDEX
                                  -------------


   EXHIBIT NO.     DESCRIPTION OF EXHIBITS
   -----------     -----------------------

       4.1 Waters Employee Investment Plan, as amended effective August 19, 1994 (1)

       4.1 Waters Employee Investment Plan, as amended (formerly the Waters Technologies Employee Investment Plan) effective October 1, 1996 (2)

       5.2         Undertaking of Registrant (1)

      23.1         Consent of Coopers & Lybrand L.L.P. (1)

      23.2         Consent of Coopers & Lybrand L.L.P. (1)


(1) Previously filed.
(2) Filed herewith.